Exhibit 99.1

Contact: Judy Rader	FOR IMMEDIATE RELEASE
ComEd Media Relations
312-394-3500
ComEd Deeply Disappointed in ICC Rate Case Ruling
ComEd to appeal decision
CHICAGO (July 28, 2006) — ComEd today expressed deep disappointment with the Illinois Commerce Commission (ICC) order adopted Wednesday in connection with ComEd’s electric delivery rate increase request. ComEd had requested ICC approval to increase the electric delivery portion of its rates by approximately $300 million — an increase of approximately 6 percent on average residential customer bills. In its order, the ICC approved an increase of only approximately $8.3 million.
“We are surprised and quite disappointed with this result,” stated J. Barry Mitchell, president of ComEd. “We believe that our delivery rate increase request was fully justified and necessary, especially since our rates have been frozen at 1995 levels for nearly a decade,” he continued. “We have no alternative but to ask the ICC to reconsider its decision.” Mitchell noted.
Also yesterday, rating agency Moody’s Investors Service downgraded ComEd’s unsecured debt to the lowest investment grade rating, citing the challenging political and regulatory environment in Illinois.
Since 1997, ComEd’s rates for residential customers have been reduced 20 percent and frozen at that level under the Electric Service Customer Choice and Rate Relief Law, established by the Illinois General Assembly. The rate cut and freeze, one of the largest and longest in the country, will result in $4 billion of savings for residential customers by the end of this year. However, during this time, ComEd’s cost to deliver electricity has gone up. ComEd has invested $3 billion since 2001 to expand and upgrade its transmission and delivery system.
The delivery service rate increase request is related only to the costs that ComEd incurs to deliver electricity to all 3.7 million residential, commercial and industrial customers. The delivery portion of customers’ bills represents approximately 30 to 40 percent of the total electric bill for residential customers. The largest portion of residential bills—electricity costs—will be determined in a competitive auction scheduled for this fall.
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Commonwealth Edison Company (ComEd) is a unit of Chicago-based Exelon Corporation (NYSE: EXC), one of the nation’s largest electric utilities with approximately 5.2 million customers and more than $15 billion in annual revenues. ComEd provides service to approximately 3.7 million customers across Northern Illinois, or 70 percent of the state’s population.